   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 2001
                                                           Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                           EOTT ENERGY PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                                76-0424520
      (State or other                                         (I.R.S. Employer
      jurisdiction of                                       Identification No.)
     incorporation or
       organization)

                 2000 West Sam Houston Parkway South, Suite 400
                              Houston, Texas 77042
                                 (713) 993-5200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               -----------------

                                Molly M. Sample
                 2000 West Sam Houston Parkway South, Suite 400
                              Houston, Texas 77042
                                 (713) 993-5200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                -----------------

                    PLEASE SEND COPIES OF COMMUNICATIONS TO:
                                 Robert S. Baird
                             Vinson & Elkins L.L.P.
                         600 Congress Avenue, Suite 2700
                               Austin, Texas 78701
                                 (512) 495-8451

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   CALCULATION OF REGISTRATION FEE
======================================================================================================
                                             Proposed maximum     Proposed maximum
 Title of each class of     Amount to be    aggregate offering   aggregate offering     Amount of
securities to be registered  registered      price per unit(2)         price(3)      registration fee
-------------------------- --------------- -------------------  ------------------- -------------------
Subordinated Units(1)....    2,000,000                            $40,827,500          $10,206.88
======================================================================================================

(1) This registration statement relates to the resale of securities by a unitholder of the registrant. The registrant entered in a recapitalization agreement with certain of its unitholders pursuant to which, upon receipt of unitholder approval, the 2,000,000 subordinated units will be converted into 900,000 common units and an option to purchase 1,100,000 common units at an exercise price of $21.10 per common unit. If unitholder approval is not received, the 2,000,000 subordinated units may, pursuant to the terms of the registrant's partnership agreement, be converted into 2,000,000 common units at some indeterminate time in the future pursuant to the terms of the registrant's partnership agreement. Consequently, this registration statement includes the resale of (i) 2,000,000 common units consisting of (a) if the transactions contemplated by the recapitalization agreement occur, 900,000 common units to be received by the selling unitholder upon conversion of the 2,000,000 subordinated units and 1,100,000 common units issuable upon exercise of the option to be received in connection therewith and (b) if the transactions contemplated by the recapitalization agreement do not occur, the 2,000,000 common units into which the 2,000,000 subordinated units may be converted at a later date pursuant to the registrant's partnership agreement and (ii) the option to purchase 1,100,000 common units at an exercise price of $21.10 per common unit which may be issued upon conversion of the subordinated units pursuant to the terms of the recapitalization agreement.

(2) The proposed maximum offering price per subordinated unit will be determined from time to time in connection with, and at the time of, the resale of the securities registered hereunder.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of the Securities Act based on the proposed offering price of the subordinated units.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 2001.

PROSPECTUS

                          2,000,000 SUBORDINATED UNITS
                    OPTION TO ACQUIRE 1,100,000 COMMON UNITS
                           EOTT ENERGY PARTNERS, L.P.
                     REPRESENTING LIMITED PARTNER INTERESTS

                            -------------------------

         This prospectus relates to the 2,000,000 subordinated units that are being registered as part of a recapitalization agreement we entered into with the offering unitholder named in this prospectus and certain other unitholders. Pursuant to that recapitalization agreement, and subject to unitholder approval, the 2,000,000 subordinated units will be converted into 900,000 common units and an option to purchase 1,100,000 common units. If unitholder approval is not received, the 2,000,000 subordinated units may, pursuant to the terms of our partnership agreement, be converted into 2,000,000 common units. Consequently, this prospectus relates to:

         o 2,000,000 subordinated units representing limited partner interests in EOTT Energy Partners;

         o the common units representing limited partner interests in EOTT Energy Partners that may be issued upon conversion of these subordinated units or, if applicable, upon exercise of the option; and

         o if issued upon conversion of these subordinated units, the option to purchase 1,100,000 common units representing limited partner interests in EOTT Energy Partners.

These securities may be offered from time to time by the offering unitholder named in this prospectus. The offering unitholder may sell none, some or all of the units offered by this prospectus. We cannot predict when or in what amounts the offering unitholder may sell any of the units offered by this prospectus. We will not receive any of the proceeds from the sale of units offered by this prospectus.


                            -------------------------

         PURCHASERS OF OUR SECURITIES SHOULD CONSIDER EACH OF THE FACTORS DESCRIBED UNDER "RISK FACTORS," ON PAGE 5, IN EVALUATING AN INVESTMENT IN US.

                            -------------------------

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS PROSPECTUS CONTAINS A SUMMARY OF THE GENERAL TERMS OF THE SECURITIES THAT MAY BE OFFERED AND SOLD BY MEANS OF THIS PROSPECTUS. WE WILL PROVIDE SPECIFIC TERMS OF OFFERINGS OF OUR SECURITIES IN PROSPECTUS SUPPLEMENTS. YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT TO THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST. TOGETHER THESE DOCUMENTS WILL PROVIDE YOU WITH THE SPECIFIC TERMS OF THE OFFERINGS. YOU SHOULD ALSO READ THE DOCUMENTS WE HAVE REFERRED YOU TO IN THE "WHERE YOU CAN FIND MORE INFORMATION" SECTION OF THIS PROSPECTUS FOR INFORMATION ON US AND FOR OUR FINANCIAL STATEMENTS. THIS PROSPECTUS MAY NOT BE USED TO SELL OUR SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                 THE DATE OF THIS PROSPECTUS IS         , 2001.

                                TABLE OF CONTENTS


                                                                           PAGE

ABOUT THIS PROSPECTUS.........................................................1

WHERE YOU CAN FIND MORE INFORMATION...........................................1

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS.....................2

WHO WE ARE....................................................................3

RISK FACTORS..................................................................5

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES.........................12

USE OF PROCEEDS..............................................................13

DESCRIPTION OF THE SECURITIES BEING REGISTERED...............................13

CASH DISTRIBUTION POLICY.....................................................15

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT.....................................16

TAX CONSIDERATIONS...........................................................19

OFFERING UNITHOLDER..........................................................32

PLAN OF DISTRIBUTION.........................................................33

LEGAL MATTERS................................................................33

EXPERTS......................................................................34

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. We filed the registration statement pursuant to our obligations under a recapitalization agreement we entered into with the offering unitholder named in this prospectus and certain other unitholders. Pursuant to that recapitalization agreement, and subject to unitholder approval, the 2,000,000 subordinated units will be converted into 900,000 common units and an option to purchase 1,100,000 common units. If unitholder approval is not received, the 2,000,000 subordinated units may, pursuant to the terms of our partnership agreement, be converted into 2,000,000 common units. Consequently, under this shelf registration process, the offering unitholder may offer from time to time:

         o up to 2,000,000 subordinated units representing limited partner interests in EOTT Energy Partners;

         o the common units representing limited partner interests in EOTT Energy Partners that may be issued upon conversion of these subordinated units or, if applicable, upon exercise of the option; and

         o if issued upon conversion of these subordinated units, the option to purchase up to 1,100,000 common units representing limited partner interests in EOTT Energy Partners.

The offering unitholder may sell none, some or all of the securities offered by this prospectus. We cannot predict when or in what amounts the offering unitholder may sell any of the securities offered by this prospectus. Prospectus supplements may add, update or change information contained in this prospectus. Therefore, before you invest in our securities, you should read this prospectus, any prospectus supplements and all additional information referenced in the next section.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, information statements and other information regarding issuers that file electronically. Our SEC filings are also available on this web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005.

         The SEC allows us to incorporate by reference the information we file with it into this prospectus, which means that we can disclose important information to you by referring you to documents on file or to be filed with the SEC. The information we incorporate by reference is part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for SEC reports we may have filed after the date of this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all offerings under this shelf registration are completed:

         o our annual report on Form 10-K for the year ended December 31, 2000;
         o our quarterly reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;
         o our current report on Form 8-K dated July 13, 2001, as amended by Form 8-K/A dated August 30, 2001;
         o        our current report on Form 8-K dated September 7, 2001; and
         o the description of our common units contained in our Form 8-A/A dated March 14, 1994, as amended from time to time.

You may request a copy of these filings at no cost by making written or telephone requests for copies to:

                  EOTT Energy Corp.
                  1400 Smith Street
                  Houston, Texas  77002
                  Attention:  Investor Relations
                  Telephone: (713) 853-9905

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

            CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

         This prospectus contains statements that constitute "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. In general, any statement other than a statement of historical fact is a forward looking statement. We caution that our actual results may differ materially from those anticipated or projected forward looking statements. Any differences could result from a variety of factors, including the following:

         o        industry conditions;
         o our ability to maintain existing volumes of crude oil purchased at the lease and to obtain additional volumes of crude oil;
         o demand for various grades of crude oil and the resulting changes in pricing relationships;
         o        the success of our risk management activities;
         o        cost of compliance with environmental laws;
         o        our ability to avoid environmental liabilities;
         o our ability to operate efficiently and cost effectively our pipelines, processing plants and other assets;
         o our ability to operate efficiently and cost effectively the hydrocarbon processing facilities we acquired in June 2001;
         o        our ability to process and deliver liquid products;
         o developments relating to possible acquisitions or business combination opportunities;
         o our ability to successfully acquire and efficiently integrate new assets;
         o        the successful resolution of litigation;
         o developments at the Federal Energy Regulatory Commission relating to pipeline tariff regulation;
         o economic, political and administrative developments that impact federal, state and local departments and agencies that regulate the oil industry;
         o        the effect of competition;
         o our success in raising additional capital on favorable terms through one or more equity and debt offerings;
         o our success in refinancing our existing credit arrangement with Enron Corp. ("Enron") with unaffiliated lenders on favorable terms; and
         o        conditions of the capital markets.

         The information we set forth under the heading "Risk Factors" details these and other facts that could affect our operating results. You should carefully consider all this information before you invest. You should also consider similar information contained in any annual report on Form 10-K or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described herein speculative or risky.

                                   WHO WE ARE

         We are EOTT Energy Partners, L.P., a Delaware limited partnership. As a limited partnership, we are managed by our general partner, EOTT Energy Corp., a Delaware corporation and a wholly-owned subsidiary of Enron. Our operations are conducted through, and our operating assets are owned by, EOTT Energy Operating Limited Partnership, EOTT Energy Canada Limited Partnership, EOTT Energy Pipeline Limited Partnership and EOTT Energy Liquids, L.P., each of which is a Delaware limited partnership. EOTT Energy General Partner, L.L.C., which is wholly-owned by us, serves as the general partner of each of these operating partnerships.

         We purchase, gather, transport, store and resell crude oil, refined petroleum products and natural gas liquids, process hydrocarbons and engage in other related activities. As an intermediary, we seek to earn profits primarily by buying crude oil at competitive prices, efficiently transporting and handling the purchased crude oil and marketing the crude oil to refinery customers or other trade partners who can most benefit from the particular crude oil type. We also seek to earn profits from processing hydrocarbons at an escalating fee as well as from storing and transporting natural gas liquids and other products, in both cases under long-term contracts with Enron Gas Liquids, Inc. ("EGLI").

         Through our crude oil gathering and marketing operations, we purchase crude oil produced from approximately 30,000 leases owned by many of the largest integrated and independent crude oil producers in the United States and Canada. We purchase approximately 93% of our lease crude oil from independent oil producers and approximately 7% from major integrated oil companies. We market the crude oil to major oil companies and independent refiners throughout the United States and Canada. In addition to our gathering and marketing operations, we have pipeline operations in which we transport crude oil on our intrastate and interstate pipelines based on regulated published tariffs.

         In June 2001 we purchased certain liquids processing, storage and transportation assets located in the Texas Gulf Coast region through our newly created, wholly-owned subsidiary, EOTT Energy Liquids, L.P. The assets were purchased for $117 million in cash from Enron and State Street Bank and Trust Company of Connecticut, National Association, Trustee ("State Street"). The assets held by the trustee were held under a lease financing arrangement with Enron. Immediately prior to the acquisition, all of the assets were operated by EGP Fuels Company, a wholly-owned subsidiary of Enron. The acquisition included:

         o a hydrocarbon processing complex, located in Morgan's Point, Texas, that is currently being used for the production of isobutylene and methyl tertiary butyl ether and processed an average of approximately 16,000 barrels per day for July and August, 2001;

         o a natural gas liquids storage facility, located in Mont Belvieu, Texas, that consists of ten active wells with a total storage capacity of approximately ten million barrels;

         o a liquids pipeline grid system used for the transportation of liquids and other products to and from the Mont Belvieu facility and the hydrocarbon processing complex and other distribution points; and

         o        related loading, unloading and transportation facilities.

         Concurrently with the acquisition, we entered into a 10-year tolling agreement for the conversion of feedstocks into products, on a take-or-pay basis, which obligations are expected to be met using our hydrocarbon processing complex, and a 10-year storage and transportation agreement for the use of a significant portion of our storage facility and pipeline grid system, on a take-or-pay basis. Both agreements are with EGLI, a wholly owned subsidiary of Enron, which retains all existing third party commodity, transportation and storage contracts associated with these facilities.

         Under the tolling agreement, we will receive an escalating fixed fee based on a quarterly minimum conversion level. Any amounts converted above the minimum conversion levels are subject to a revenue sharing arrangement between EGLI and us. In addition, there is a conversion option whereby EGLI will reimburse us for any capital costs we incur to convert the hydrocarbon processing complex to produce other products. Upon exercise of the option, we would renegotiate the terms of the agreement on a basis consistent with the current agreement. The agreement also includes damage provisions if we are unable to process and deliver the quarterly minimum volumes under the agreement as well as early termination provisions that could result in payment of damages to us.

         Under the storage and transportation agreement, we will receive a fixed storage and throughput fee, which escalates throughout the term of the agreement, based on firm storage quantities. EGLI has a right of first refusal related to certain additional storage capacity and additional throughput capacity for an additional fee.

                                  RISK FACTORS

         In addition to the other information in, or incorporated by reference, in this prospectus and any accompanying prospectus supplement, you should carefully consider and evaluate all of the information relating to the risk factors set forth below.

RISKS RELATED TO OUR BUSINESS

         ECONOMIC AND INDUSTRY FACTORS BEYOND OUR CONTROL, INCLUDING PRODUCTION LEVELS OF CRUDE OIL, CAN ADVERSELY AFFECT OUR GROSS MARGIN.

         Our ability to pay cash distributions and service our debt obligations depends primarily on our gross margin, which is the difference between the sales price of crude oil and the cost of crude oil purchased, including costs paid to third parties for transportation and handling charges. Historically, our business has been very competitive with thin and volatile profit margins. The ability to generate margins in the crude oil marketing and trading business is not tied to the absolute price of crude oil but is generated by the difference between the price at which crude oil is sold and the price paid and other costs incurred in the purchase and transportation of the crude oil. Additionally, margins could be affected by the change in fair value of positions taken, if any. In addition, our gross margin is affected by many factors beyond our control, including:

         o    the performance of the U.S. and world economies;
         o    volumes of crude oil produced in the areas we serve;
         o    demand for oil by refineries and other customers;
         o    prices for crude oil at various lease locations;
         o prices for crude oil futures contracts on the New York Mercantile Exchange;
         o    the competitive position of alternative energy sources; and
         o the availability of pipeline and other transportation facilities that may make crude oil production from other producing areas competitive with crude oil production that we purchase at the lease.

         IF WE CANNOT MAINTAIN OUR VOLUMES OF CRUDE OIL PURCHASED AT THE LEASE, OUR ABILITY TO PAY CASH DISTRIBUTIONS AND SERVICE OUR DEBT OBLIGATIONS WILL BE ADVERSELY AFFECTED.

         Our profitability depends in part on our ability to offset volumes lost because of natural declines in crude oil production from depleting wells or volumes lost to competitors. The amount of drilling and production will depend in large part on crude oil prices. To the extent that low crude oil prices result in lower volumes of lease crude oil available for purchase, we may experience lower per barrel margins, as competition for available lease crude oil on the basis of price intensifies. It is possible that, as a result of lower crude oil prices, domestic crude oil producers would reduce or discontinue drilling and production operations and, in addition, a sustained depression in crude oil prices could result in the bankruptcy of some producers.

         Because producers experience inconveniences in switching lease crude oil purchasers, producers typically do not change purchasers on the basis of minor variations in price. Thus, we may experience difficulty acquiring lease crude oil in areas where there are existing relationships between producers and other gatherers and purchasers of crude oil. Furthermore, we cannot assure you that we will be successful in obtaining production made available by major oil companies or that we will be successful in acquiring crude oil production from other gatherers or marketers.

         OUR ABILITY TO MAINTAIN OR INCREASE OUR GROSS MARGINS IS DEPENDENT ON THE SUCCESS OF OUR PRICE RISK MANAGEMENT STRATEGIES.

         Sophisticated price risk management strategies, including those involving price hedges using New York Mercantile Exchange futures contracts, are very important in maintaining or increasing our gross margins. Hedging techniques require significant resources dedicated to the management of futures positions and physical inventories. We cannot assure you that our price risk management strategies will be successful in protecting us from risks or in maintaining our gross margins at desirable levels. Furthermore, we have certain basis risks (the risk that price relationships between delivery points, grades of crude oil or delivery periods will change) that cannot be completely hedged, and from time to time we enter into transactions providing for purchases and sales in future periods in which the volumes of crude oil are balanced but where either the purchase or the sale prices are not fixed at the time the transactions are entered into. In these cases we are subject to the risk that prices may change or that price changes will not occur as anticipated.

         Our ability to increase our profitability and cash flow will depend to a large extent on our success in making wise decisions regarding sources of supply and demand for crude oil, our skill in handling the transportation and storage of crude oil and our ability to respond to changes in the markets. The marketing of crude oil is complex and requires detailed current knowledge of crude oil sources and outlets and a familiarity with a number of factors including:

         o     types of crude oil;
         o     individual refinery demand for specific grades of crude oil;
         o area market price structures for the different grades of crude oil;
         o     location of customers;
         o     availability of transportation facilities; and
         o timing and costs (including storage) involved in delivering crude oil to the appropriate customer.

         TECHNICAL AND STRUCTURAL IMPROVEMENTS IN THE MARKETS FOR CRUDE OIL MAY HAVE AN ADVERSE EFFECT ON OUR PERFORMANCE.

         We realize margins because of our ability to take advantage of our gathering, storage and transportation assets and our ability to effect transactions at many different delivery points. Developments in the markets for crude oil or petroleum products, such as the development of more accurate price reporting mechanisms or the introduction of additional futures contracts involving new delivery locations and products, may adversely affect our margins.

         ENVIRONMENTAL AND OTHER REGULATORY COSTS AND LIABILITIES COULD AFFECT OUR CASH FLOW.

         We are subject to extensive federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, and which require expenditures for remediation at various operating facilities and waste disposal sites, as well as expenditures in connection with the construction of new facilities. Environmental laws and regulations have changed substantially and rapidly over the last 20 years, and we anticipate that there will be continuing changes. The clear trend in environmental regulation is to place more restrictions and limitations on activities that may impact the environment, such as emissions of pollutants, generation and disposal of wastes and use and handling of chemical substances. Increasingly strict environmental restrictions and limitations have resulted in increased operating costs for us and other businesses throughout the United States, and it is anticipated that the costs of compliance with environmental laws and regulations will continue to increase. We will attempt to anticipate future regulatory requirements that might be imposed and to plan accordingly in order to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance.

         We may experience future releases of crude oil into the environment or discover releases that were previously unidentified. While an inspection program is maintained on our pipelines to prevent and detect such releases, damages and liabilities incurred due to any future environmental releases could affect our business. We maintain insurance against certain environmental incidents, subject to policy limits. Our general partner believes that our operations and facilities are in general compliance with applicable environmental laws and regulations and our general partner is not aware of any outstanding potential liabilities or claims relating to safety and environmental matters the resolution of which, individually or in the aggregate, would have a materially adverse effect on our financial position or results of operations. Our environmental expenditures include amounts spent on permitting, compliance and response plans, monitoring and spill cleanup and other remediation costs. In addition, we could be required to spend substantial sums to ensure the integrity of our pipeline systems, and in some cases, we may take pipelines out of service if we believe the cost of upgrades will exceed the value of the pipelines in our business.

         Enron has received a request for information from the Environmental Protection Agency asking for data regarding certain spills and discharges since 1998 on oil pipelines operated by Enron and its subsidiaries. We are the only subsidiary of Enron that has extensive domestic oil pipeline operations, and Enron's response will include information relating to our pipeline operations pursuant to the request. The responsive information must be filed with the EPA on or prior to November 7, 2001. We cannot predict the outcome of the EPA inquiry.

         No assurance can be given as to the amount or timing of future expenditures for environmental remediation or compliance, and actual future expenditures may be different from the amounts currently anticipated. In the event of future increases in costs, we may be unable to pass on those increases to our customers.

         AN INABILITY TO ACQUIRE ADDITIONAL OPERATIONS OR ASSETS MAY HINDER OUR ABILITY TO INCREASE CASH DISTRIBUTIONS; WE MAY EXPERIENCE ADVERSE CONSEQUENCES FROM ACQUIRING OTHER ASSETS OR BUSINESSES.

         Part of our business strategy includes acquiring additional operations or assets that will allow us to increase distributions to unitholders. We compete with numerous other companies with respect to acquiring operations or assets that would satisfy our acquisition strategy criteria, and we may not be successful in identifying and acquiring assets on favorable terms. If we are unsuccessful in growing our business through acquisitions that are accretive to our distributable cash flow per unit, we may not be able to maintain or increase our cash distributions to our unitholders.

         Acquisitions may require substantial capital or the incurrence of substantial indebtedness. If we consummate any future acquisitions, our capitalization and results of operations may change significantly and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources. Unexpected costs or challenges may arise whenever assets with different operations are combined. Successful acquisitions require management and other personnel to devote significant amounts of time to integrating the acquired assets with existing operations. These efforts may temporarily distract attention from day-to-day business, the development or acquisition of new properties and other business opportunities.

         OUR ACQUISITION OF HYDROCARBON PROCESSING FACILITIES MAY EXPOSE US TO NEW OPERATIONAL RISKS AS WELL AS RISKS ASSOCIATED WITH DISCONTINUANCE OF USE OF MTBE.

         In June 2001 we purchased from Enron and State Street certain liquids processing, storage and transportation assets located in the Texas Gulf Coast region. Concurrently with the acquisition, we entered into a 10-year tolling agreement with EGLI, a wholly owned subsidiary of Enron, for the conversion of feedstocks into products on a take-or-pay basis and we also entered into a 10-year storage and transportation agreement with EGLI for the use of a significant portion of our storage facility and pipeline grid system on a take-or-pay basis. We expect to satisfy our obligations under the tolling agreement using our newly acquired hydrocarbon processing facility. Under this agreement, we are obligated to process hydrocarbons provided to us by EGLI, and EGLI is obligated to take delivery of the products we produce from these hydrocarbons. The agreement provides that we will receive an escalating fixed fee for processing these hydrocarbons into natural gas liquids products. As a result, we do not expect to be subject to market commodity risk during the term of our agreement with EGLI; however, we will be subject to the risk of operating our hydrocarbon processing facility efficiently and cost effectively. In this regard, our ability to generate a gross margin under the tolling arrangement will be affected by:

         o our ability to maintain our expenses at the levels estimated at the time of the acquisition

         o our ability to process and deliver the quarterly minimum volumes under the tolling agreement

         o our ability to not exceed the estimated downtime of the facilities related to major turnarounds as projected at the time of the acquisition

         o our ability to convert volumes above the minimum conversion levels which allow us to earn additional margin subject to a revenue sharing arrangement with EGLI.

         The tolling agreement specifies that a significant portion of the products to be produced by us will be methyl tertiary butyl ether ("MTBE"). There continues to be increased limitations and restrictions, due to environmental regulations, related to the use of MTBE in the United States and there is a possibility in the future that the use of MTBE may no longer be allowed in the United States. EGLI has the option to cause us to produce products other than MTBE on terms similar to the existing agreement and, in such event, EGLI will be required to reimburse us for any capital costs we incur to convert the hydrocarbon processing complex to produce other products. If EGLI elects to terminate the agreement prior to the end of its term, we will be entitled to recover specified liquidated damages from EGLI.

         OUR PERFORMANCE DEPENDS ON OUR ABILITY TO MINIMIZE BAD DEBTS AND LEGAL LIABILITY WHEN EXTENDING CREDIT TO OPERATORS AND CUSTOMERS.

         When we purchase crude oil at the lease, we often make payment to an operator who is responsible for the correct payment and distribution of the proceeds to other parties. If the operator does not have sufficient resources to indemnify and defend us in case of a protest, action or complaint by those other parties, our costs could rise. In addition, because we may extend credit to some customers in large amounts, it is important that our credit review, evaluation and control mechanisms work properly. Even if our mechanisms work properly, we cannot assure you that our customers will not experience losses in dealings with other parties, in which case we could be adversely affected.

         A REDUCTION IN OUR CREDIT STANDING OR ABILITY TO ACCESS CAPITAL WOULD ADVERSELY AFFECT OUR BASIC PURCHASING AND MARKETING ACTIVITIES.

         Our financial resources are a major consideration for parties that enter into transactions with us. In particular, because of the large dollar volume of the marketing transactions in which we engage, we have a significant need for working capital. In addition, the parties from which we purchase crude oil in many cases require us to issue letters of credit to assure payment. We generally satisfy a significant portion of our working capital needs through borrowings under revolving credit facilities and other short term credit arrangements and we generally satisfy our letter of credit requirements through credit arrangements established with third parties. As a result, any significant decrease in our financial strength, regardless of the reason for the decrease, may:

         o increase the number of transactions requiring letters of credit or other financial support;

         o     increase the cost of obtaining letters of credit; and

         o make it more difficult for us to maintain and renew our credit facilities and other credit arrangements relating to our purchasing and marketing activities.

If we do experience a decrease in financial strength, or if our general partner is unsuccessful in managing our working capital position through our credit arrangements or otherwise, we may be unable to maintain or increase the level of our purchasing and marketing activities. We cannot assure you that our credit arrangements to support these activities will be adequate or that we will not be required to reduce our market activities because of limitations on our ability to obtain financing for our working capital needs.

RISKS RELATED TO OUR PARTNERSHIP STRUCTURE

         CASH DISTRIBUTIONS TO OUR UNITHOLDERS ARE NOT GUARANTEED AND MAY FLUCTUATE; ENRON'S COMMITMENT TO SUPPORT CASH DISTRIBUTIONS ON COMMON UNITS WILL EXPIRE AFTER 2001.

         Our cash distributions are not guaranteed and may fluctuate with our performance. Enron has a commitment to contribute to us up to $29 million ($19.7 million of which remained available as of June 30, 2001) if necessary to support our ability to pay the minimum quarterly distribution of $0.475 per common unit ($1.90 annualized). However, Enron's commitment to support the minimum quarterly distribution extends only to quarters through December 31, 2001. The actual amount of cash that is available to be distributed each quarter will depend upon numerous factors, some of which are beyond our control and the control of our general partner. Cash distributions are dependent primarily on cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. Therefore, cash distributions might be made during periods when we record losses and might not be made during periods when we record profits.

         OUR UNITHOLDERS WILL HAVE LIMITED VOTING RIGHTS AND WILL NOT CONTROL OUR GENERAL PARTNER.

         We are a limited partnership, operated under the direction of our general partner. This structure affects our unitholders in various ways including:

         o the voting rights of unitholders are more limited than those of holders of capital stock in a corporation;

         o our unitholders have no right to participate in our management and have no right to elect our general partner or members of its board of directors;

         o our partnership agreement contains provisions making it difficult to replace our general partner; and

         o our general partner and its affiliates may have conflicts of interest with our unitholders and with us.

         WE DO NOT HAVE THE SAME FLEXIBILITY AS CORPORATIONS TO ACCUMULATE CASH AND EQUITY TO PROTECT AGAINST ILLIQUIDITY IN THE FUTURE.

         Unlike a corporation, our partnership agreement requires us to make quarterly distributions to our partners of all available cash, consisting of all cash receipts less disbursements and any amounts reserved for commitments and contingencies, including capital and operating costs and debt covenants. The value of our units is likely to decrease if the amount we distribute per unit decreases. Accordingly, if we experience a liquidity problem in the future and are required to reduce distributions on our units, we may not be able to issue equity on favorable terms.

         OUR PARTNERSHIP AGREEMENT MODIFIES THE FIDUCIARY DUTIES OF OUR GENERAL PARTNER UNDER DELAWARE LAW.

         Our partnership agreement modifies fiduciary duties of our general partner to the limited partners under Delaware law. These modifications of state law standards of fiduciary duty may limit the ability of unitholders to challenge successfully the actions of the general partner as being a breach of what would otherwise have been a fiduciary duty.

         UNITHOLDERS MAY HAVE NEGATIVE TAX CONSEQUENCES IF WE DEFAULT ON OUR DEBT OR SELL ASSETS.

         If we default on any of our debt, the lenders will have the right to sue us for non-payment. Such an action could cause an investment loss and cause negative tax consequences for unitholders through the realization of taxable income by unitholders without a corresponding cash distribution. Likewise, if we were to dispose of assets and realize a taxable gain while there is substantial debt outstanding and proceeds of the sale were applied to the debt, unitholders could have increased taxable income without a corresponding cash distribution.

RISKS RELATED TO OUR CAPITAL STRUCTURE

         FURTHER ISSUANCES OF UNITS BY US COULD RESULT IN DILUTION FOR UNITHOLDERS, HINDER ANY OF OUR FUTURE FINANCINGS OR RESULT IN REDUCED CASH DISTRIBUTIONS PER UNIT.

         The market price of our common units could drop as a result of our sale of a large number of common units in the market or the perception that such sales of common units could occur. These factors could also make it more difficult for us to raise funds through future offerings of common units. The issuance of additional common units or other equity securities of equal or senior rank will result in a decrease in the proportionate ownership interest of the holders of our equity securities at the time of issuance, may result in a decrease in the amount of cash available for distribution on each unit and may result in a decline in the market price of the common units. In this respect you should consider several factors.

         First, our partnership agreement authorizes us to issue up to five million common units during the subordination period without unitholder approval. On February 12, 1999, our unitholders approved a proposal that authorized us to issue an additional 10 million common units for any business purpose. Of the additional 15 million authorized common units, approximately 8.5 million have been issued. These additional units may be issued on terms and conditions established by our general partner in its sole discretion without further approval of any limited partners. Following the termination of the subordination period, we will be authorized to issue an unlimited number of common units without unitholder approval. We plan to present to our unitholders for their approval at a special meeting of unitholders to be held in late 2001 an amendment to our partnership agreement that would provide for a termination of the subordination period in conjunction with the conversion of all outstanding subordinated units into common units on the basis of 0.45 common units for each outstanding subordinated unit. If this proposed amendment is approved, the subordination period would terminate immediately following such approval. Our partnership agreement also authorizes us to issue other limited partner interests and other equity under the conditions specified in our partnership agreement.

         Second, our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities from us whenever, and on the same terms that, we issue securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates in us that existed immediately prior to each issuance.

         Third, if some or all of our outstanding subordinated units are converted into common units, the amount of available cash necessary to pay the minimum quarterly distribution with respect to all of our common units would be increased. We have entered into a recapitalization agreement with the offering unitholder, Enron and our general partner pursuant to which the offering unitholder and our general partner, as the holders of all outstanding subordinated units, have agreed to convert the 9 million outstanding subordinated units into common units on the basis of 0.45 common units for each subordinated unit, and Enron, as the holder of all outstanding additional partnership interests ("APIs"), has agreed to convert their APIs into 219,815 common units, in each case subject to approval by our unitholders of a proposed amendment to our partnership agreement necessary to effectuate these conversions. We plan to seek approval of this proposed amendment to our partnership agreement at a special meeting of unitholders to be held in late 2001 and, if the proposed amendment is approved, we would promptly issue an aggregate of 4,269,815 common units upon conversion of the outstanding subordinated units and APIs. If these events occur, the holders of common units will no longer have priority as to cash distributions (to the extent of the minimum quarterly distribution, including any arrearages in the payment of the minimum quarterly distribution on common units relating to prior quarters) over the limited partners that now own subordinated units and APIs.

         Fourth, in connection with the other transactions contemplated by the recapitalization agreement, we agreed to grant the offering unitholder an option to purchase 1,100,000 common units at an exercise price of $21.10 per common unit. The option will only be granted if the unitholders approve the proposed amendment to the partnership agreement. The option will be exercisable for a one-year period commencing on the date the unitholders approve the proposed amendment. Enron will grant us an option to purchase 1,100,000 common units at an exercise price of $21.10 per common unit on substantially the same terms as the option we will grant to the offering unitholder. In the event the offering unitholder exercises its option to acquire common units from us, we intend to exercise our option to acquire common units from Enron with respect to a corresponding number of common units, and therefore we do not anticipate the exercise of the offering unitholder's option to result in additional common units outstanding.

         Finally, if we issue more units, Enron's commitment to purchase additional partnership interests in order to support our minimum quarterly distributions to common unitholders will not increase, thereby resulting in a dilution of the support obligation per common unit. This support obligation does not extend to any calendar quarter occurring after December 31, 2001.

RISKS RELATED TO THE SECURITIES MARKETS AND OWNERSHIP OF OUR UNITS

         SUBSTANTIAL SALES OF COMMON UNITS BY UNITHOLDERS MAY OCCUR FOLLOWING THE COMPLETION OF OUR RECAPITALIZATION. THESE SALES COULD CAUSE THE UNIT PRICE OF OUR COMMON UNITS TO DECLINE.

         The transactions contemplated by the recapitalization agreement, if approved by our unitholders at a special meeting of unitholders to be held in late 2001, will result in the issuance of common units upon conversion of outstanding subordinated units and APIs. As no public market has existed for subordinated units or APIs, the recapitalization transactions will provide the holders of these securities with common units that may be sold into the public markets. Enron and our general partner have registration rights with respect to their common units and, pursuant to the recapitalization agreement, we have agreed to provide registration rights to the offering unitholder with respect to the subordinated units it currently owns, the common units it will receive upon the conversion of its subordinated units, the option that will be granted to the offering unitholder upon approval of the proposed amendment to our partnership agreement and the common units issuable upon exercise of that option. In this regard, we agreed to file a shelf registration statement with the Securities and Exchange Commission promptly following the signing of the recapitalization agreement that would allow the offering unitholder to sell these securities into the public markets in an underwritten public offering, block trades or in other transactions. This prospectus is part of that shelf registration statement. We will continue to be obligated to keep the offering unitholder's shelf registration statement effective until the second anniversary of the closing of the transactions contemplated by the recapitalization agreement. The offering unitholder has agreed that it will not sell any common units it receives upon conversion of its subordinated units or exercise of its option (excluding common units it sells in an offering we initiate as described above) until the earlier of (i) 120 days following the closing of the transactions contemplated by the recapitalization agreement (expected to occur in late 2001) and (ii) the 90th day following the date of the determination of the offering price for common units in any public offering that we initiate provided that we are able to determine the offering price for such offering on or before January 31, 2002. Enron and the general partner have agreed not to sell any of their units until 180 days following the closing of the transactions contemplated by the recapitalization agreement.

         Any sales of substantial amounts of our common units in the public market by unitholders, or the perception that these sales might occur, could lower the market price of our common units.

         OUR UNIT PRICE MAY BE VOLATILE.

         Among the factors that could affect our unit price are:

         o     our operating and financial performance and prospects;

         o     the level of our quarterly cash distributions per common unit;

         o     changes in revenue or earnings estimates;

         o publication of research reports by financial analysts or other commentary in the press or investment community regarding our business or prospects;

         o strategic actions by us or our competitors, such as acquisitions or restructurings;

         o sales of units or other actions by investors with significant holdings;

         o domestic and international economic, legal and regulatory factors unrelated to our performance; and

         o     general market conditions.

         The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our units.

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

         We have extensive ongoing relationships with Enron and its affiliates. Enron's wholly-owned subsidiary, EOTT Energy Corp., serves as our general partner. Our general partner's employees participate in some employee benefit plans administered by Enron. Our general partner owns, in addition to its 1.98% general partner interest, subordinated units representing approximately a 24.98% interest in us, and Enron owns common units representing approximately a 11.69% interest in us. The members of the board of directors of our general partner are elected by a wholly-owned subsidiary of Enron. Our interests could conflict with the interests of Enron and its affiliates, including our general partner, and in such case our general partner will generally have a fiduciary duty to resolve the conflicts in a manner that is in our best interest.

         Unless otherwise provided for in a partnership agreement, the laws of Delaware and Texas generally require a general partner of a partnership to adhere to fiduciary duty standards, under which it owes its partners the highest duties of good faith, fairness and loyalty. Because of the competing interests identified above, our partnership agreement contains provisions that modify some of these fiduciary duties. For example, our partnership agreement states that our general partner, its affiliates and its officers and directors will not be liable for monetary damages to us, our limited partners or their assignees for errors of judgment or for any acts or omissions if our general partner and they acted in good faith. Our partnership agreement allows our general partner and its board of directors to take into account the interests of parties in addition to ours in resolving conflicts of interest. Our partnership agreement provides that our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if the resolution of a conflict is fair and reasonable to us. The latitude given in our partnership agreement in connection with resolving conflicts of interest may significantly limit the ability of a unitholder to challenge what might otherwise be a breach of fiduciary duty. Our partnership agreement provides that a purchaser of common units is deemed to have consented to conflicts of interest and actions of our general partner and its affiliates that might otherwise be prohibited and to have agreed that the conflicts of interest and actions do not constitute a breach by our general partner of any duty stated or implied by law or equity. Our audit committee (which is composed of persons who are not officers or employees of our general partner or any of its affiliates) will, at the request of our general partner, review conflicts of interest that may arise between our general partner and its affiliates, on the one hand, and our unitholders or us, on the other. Any resolution of a conflict approved by our audit committee is conclusively deemed fair and reasonable to us. We are required to indemnify our general partner, its affiliates and their respective officers, directors, employees, agents and trustees to the fullest extent permitted by law against liabilities, costs and expenses incurred by any of them who acted in good faith and in a manner reasonably believed to be in or (in the case of a person other than our general partner) not opposed to, our best interests and, with respect to any criminal proceedings, had no reasonable cause to believe their conduct was unlawful.

         Our extensive ongoing relationships with Enron include:

         o an Ancillary Agreement pursuant to which Enron has committed to contribute to us up to $29 million ($19.7 million of which remained available as of June 30, 2001) if necessary to support our ability to pay the minimum quarterly distribution on our common units with respect to quarters ending on or prior to December 31, 2001;

         o a Corporate Services Agreement pursuant to which Enron has agreed to provide corporate staff and support services to us;

         o agreements with Enron affiliates regarding the gathering and purchase by us of volumes of crude oil and condensate;

         o an Operation and Services Agreement whereby Enron Pipeline Services Company, an affiliate of Enron, provides operations personnel to operate our pipelines as well as to provide other related services;

         o agreements with Enron affiliates regarding the processing of liquids at our hydrocarbon processing complex located at Morgan's Point, Texas and the storage of natural gas liquids at our storage facility located at Mont Belvieu, Texas (which complex and storage facility were purchased from Enron and State Street Bank and Trust); and

         o a $1 billion credit facility provided by Enron to us that expires on December 31, 2001.

         Under our partnership agreement, with some limited exceptions, affiliates of our general partner are not restricted from engaging in any business activities, including those in competition with us. As a result, other conflicts of interest may arise between affiliates of our general partner and us. Our partnership agreement provides that, subject to limited exceptions, it shall not constitute a breach of our general partner's fiduciary duties to our unitholders or to us for any affiliate of our general partner to engage in direct competition with us, including, without limitation, the gathering, transporting and marketing of crude oil and refined petroleum products.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of units or the option by the offering unitholder named in this prospectus.

                 DESCRIPTION OF THE SECURITIES BEING REGISTERED

         Generally, our common units and our subordinated units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement. The subordinated units are a separate class of limited partner interests in us, and the rights of holders of subordinated units to participate in distributions differ from the rights of the holders of common units. Generally, for any given quarter, our general partner will distribute available cash to our general partner and to the holders of common units. Cash may also be distributed to the holders of subordinated units or holders of additional partnership interests, if any, depending upon the amount of cash available for the quarter, amounts distributed in prior quarters, whether or not the subordination period described in our partnership agreement has ended and other factors discussed below. For a description of the relative rights and preferences of holders of common units, holders of subordinated units and our general partner in and to cash distributions, together with a description of the circumstances under which subordinated units convert into common units, please read "Cash Distribution Policy."

         Our outstanding common units are listed and traded on the New York Stock Exchange under the symbol "EOT." Any additional common units we issue will also be listed on the New York Stock Exchange.

         The transfer agent and registrar for our common units is Equiserve Trust Company, N.A.

         The option, if issued, will represent the right of the holder thereof to purchase up to 1,100,000 common units at an exercise price of $21.10 per common unit. The option will be exercisable for a period of one year beginning on the date our unitholders approve the amendment to our partnership agreement contemplated in the recapitalization agreement. For a description of the proposed amendment to our partnership agreement and circumstances in which this option may be granted, please read "Risk Factors -- Risks related to our capital structure."

MEETINGS/VOTING

         Each holder of common units and each holder of subordinated units is entitled to one vote for each unit on all matters submitted to a vote of the unitholders.

STATUS AS LIMITED PARTNER OR ASSIGNEE

         Except as described below under "--Limited Liability," the common units and the subordinated units are fully paid, and the unitholders will not be required to make additional capital contributions to us.

         Each purchaser of units offered by this prospectus must execute a Transfer Application (the form of which is attached as Appendix I to this prospectus) whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the Transfer Application. If this action is not taken, a purchaser will not be registered as a record holder of units on the books of our transfer agent or issued a unit certificate. Purchasers may hold units in nominee accounts.

         An assignee, pending its admission as a substituted limited partner, is entitled to an interest in us equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. Our general partner will vote and exercise other powers attributable to units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of units and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of units. The only right the transferees will have is the right to admission as a substituted limited partner in respect of the transferred units upon execution of a transfer application in respect of the units. A nominee or broker who has executed a transfer application with respect to units held in street name or nominee accounts will receive distributions and reports pertaining to its units.

LIMITED LIABILITY

         Assuming that a holder of limited partner interests does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to some possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units plus his share of any undistributed profits and assets.

         Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership. For the purposes of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of the property subject to liability of which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

REPORTS AND RECORDS

         As soon as practicable, but in no event later than 120 days after the close of each fiscal year, our general partner will furnish each unitholder of record (as of a record date selected by our general partner) an annual report containing our audited financial statements for the past fiscal year. These financial statements will be prepared in accordance with generally accepted accounting principles. In addition, no later than 90 days after the close of each quarter (except the fourth quarter), our general partner will furnish each unitholder of record (as of a record date selected by our general partner) a report containing our unaudited financial statements and any other information required by law.

         Our general partner will use all reasonable efforts to furnish each unitholder of record information reasonably required for tax reporting purposes within 90 days after the close of each fiscal year. Our general partner's ability to furnish this summary tax information will depend on the cooperation of unitholders in supplying information to our general partner. Each unitholder will receive information to assist him in determining his U.S. federal and state and Canadian federal and provincial tax liability and filing his U.S. federal and state and Canadian federal and provincial income tax returns.

         A limited partner can, for a purpose reasonably related to the limited partner's interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

         o a current list of the name and last known address of each partner;
         o     a copy of our tax returns;
         o information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;
         o copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;
         o information regarding the status of our business and financial condition; and
         o any other information regarding our affairs as is just and reasonable.

         Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

                            CASH DISTRIBUTION POLICY

         One of our principal objectives is to generate cash from our operations and to distribute cash to our partners each quarter. We are required to distribute to our partners 100% of our available cash each quarter. Our available cash is defined in our partnership agreement and is generally the sum of the cash we receive in a quarter less cash disbursements, adjusted for net changes in reserves.

         During the subordination period, the holders of our common units are entitled to receive each quarter a minimum quarterly distribution of $0.475 per unit ($1.90 annualized) prior to any distribution of available cash to holders of our subordinated units. The subordination period is defined generally as the period that will end if we have distributed at least the minimum quarterly distribution on all outstanding units each quarter for four consecutive quarters and our adjusted available cash constituting cash from operations, as defined in our partnership agreement, for each of the last two quarters was at least 110% of the amount that would have been sufficient to enable us to distribute the minimum quarterly distribution on all outstanding units on a fully diluted basis.

         During the subordination period, our cash is distributed first 98.02% to the holders of common units and 1.98% to our general partner until there has been distributed to the holders of common units an amount equal to the minimum quarterly distribution and any arrearages. Any additional cash distributed during the subordination period is distributed 98.02% to the holders of subordinated units and 1.98% to our general partner until there has been distributed to the holders of subordinated units an amount equal to the minimum quarterly distribution. If the subordination period terminates, the outstanding subordinated units will be converted into common units.

         Our general partner is entitled to incentive distributions if the amount we distribute with respect to any quarter exceeds levels specified in our partnership agreement. Under the quarterly, incentive distribution provisions, our general partner is generally entitled to 15.1214% of amounts we distribute in excess of $0.525 per common unit, 25.2224% of amounts we distribute in excess of $0.625 per common unit and 50.4749% of amounts we distribute in excess of $0.725 per common unit.

         The minimum quarterly distribution and the amounts that trigger incentive distributions at various levels are subject to adjustment, as described in our partnership agreement. Our partnership agreement characterizes cash distributions as either distributions of cash from operations or distributions of cash from interim capital transactions. Generally, cash from operations refers to cash generated by the operation of our business after deducting related cash expenditures, reserves, debt service and other items specified in our partnership agreement, and cash from interim capital transactions refers to cash generated from borrowings, sales of debt and equity securities and sales or other dispositions of assets for cash, with some exceptions. To avoid the difficulty of trying to determine whether available cash distributed is cash from operations or cash from interim capital transactions, our partnership agreement provides that all cash distributed will be considered cash from operations unless the amount distributed exceeds the cash generated from our operations since June 30, 1995. Any excess will be considered cash from interim capital transactions. We do not anticipate that we will distribute significant amounts of cash from interim capital transactions, but if we do distribute cash from interim capital transactions the distribution will be treated as a return of capital, and the minimum quarterly distribution amount and the amounts that trigger incentive distributions will be adjusted downward. In that case the adjusted minimum quarterly distribution will be $0.475 multiplied by a fraction, the numerator of which is the total per unit cash from interim capital transactions distributed and the denominator of which is $20. The amounts that trigger incentive distributions at various levels will also be adjusted to the levels described above multiplied by the same fraction.

         Enron has committed to contribute to us up to $29 million ($19.7 million of which remained available as of June 30, 2001) if necessary to support our ability to pay the minimum quarterly distribution on our common units with respect to quarters ending on or prior to December 31, 2001. In exchange for contributions under Enron's support obligation, we will issue additional partnership interests that are not entitled to cash distributions or voting rights. These additional partnership interests must be redeemed by us, at Enron's option, with any available cash in excess of the amount needed to pay the minimum quarterly distribution on all units plus any arrearages in the minimum quarterly distribution on common units during the subordination period. After Enron's obligation to provide distribution support expires, actual quarterly distributions of available cash will depend solely on our performance. Based on our projections of financial performance for the remainder of 2001, we believe that it is unlikely that any additional partnership interests will be issued.

                    DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

         The following is a summary of the material provisions of our partnership agreement. Our partnership agreement and all amendments thereto have been filed as exhibits to our annual report on Form 10-K, which is incorporated by reference in this prospectus. The following provisions of our partnership agreement are summarized elsewhere in this prospectus:

         o distributions of our available cash are described under "Cash Distribution Policy;"
         o allocations of taxable income and other tax matters are described under "Tax Considerations;" and
         o rights of holders of common units are described under "Description of the Securities Being Registered."

PURPOSE

         Our purpose under our partnership agreement is limited to serving as the limited partner of our operating partnerships and engaging in any business activities that may be engaged in by our operating partnerships or that is approved by our general partner. The partnership agreements of our operating partnerships provide that they may engage in any activity that was engaged in by our predecessors at the time of our initial public offering or reasonably related thereto and any other activity approved by our general partner.

POWER OF ATTORNEY

         Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a Transfer Application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority for the amendment of, and to make consents and waivers under, our partnership agreement.

CAPITAL CONTRIBUTIONS

         Unitholders are not obligated to make additional capital contributions, except as described above under "Description of the Securities Being Registered
- Limited Liability."

REIMBURSEMENT OF OUR GENERAL PARTNER

         Our general partner does not receive any compensation for its services as our general partner. It is, however, entitled to be reimbursed for all of its costs incurred in managing and operating our business. Our partnership agreement provides that our general partner will determine the expenses that are allocable to EOTT Energy Partners in any reasonable manner determined by our general partner in its sole discretion.

ISSUANCE OF ADDITIONAL SECURITIES

         Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities that are equal in rank with or junior to our common units on terms and conditions established by our general partner in its sole discretion without the approval of any limited partners. During the subordination period, however, except as set forth in the following paragraph, we may not issue an aggregate of more than 15 million additional common units or an equivalent number of units that are equal in rank with our common units, in each case, without the approval of the holders of at least two-thirds of our outstanding common units, of which approximately
8.5 million have been issued.

         During the subordination period, we may issue an unlimited number of common units to finance an acquisition or a capital improvement that would have resulted, on a pro forma basis, in an increase in per unit adjusted available cash constituting cash from operations, as provided in our partnership agreement.

         In no event may we issue partnership interests that are senior to our common units without the approval of the holders of at least two-thirds of our outstanding common units.

         It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

         In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special voting rights to which common units are not entitled.

         Our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain their percentage interests in us that existed immediately prior to the issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests in us.

AMENDMENTS TO OUR PARTNERSHIP AGREEMENT

         Amendments to our partnership agreement may be proposed only by our general partner. In general, proposed amendments must be approved by holders of at least two-thirds of our outstanding units. However, in some limited circumstances, more particularly described in our partnership agreement, our general partner may make amendments to our partnership agreement without the approval of our limited partners or assignees.

         Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interest in relation to other types or classes of limited partner interests or our general partner interest will require the approval of at least a majority of the type or class of limited partner interest so affected (excluding any limited partner interests held by our general partner or its affiliates).

WITHDRAWAL OR REMOVAL OF OUR GENERAL PARTNER

         Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to April 1, 2004 without obtaining the approval of the holders of at least two-thirds of our outstanding units, excluding those held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after April 1, 2004, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days' notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some limited instances to sell or otherwise transfer all of its general partner interest without the approval of our unitholders. There are no restrictions on Enron's ability to sell the capital stock of our general partner.

         Upon the withdrawal of our general partner under any circumstances, the holders of a majority of our outstanding units (other than those owned by the withdrawing general partner), may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of our outstanding units agree in writing to continue our business and to appoint a successor general partner.

         Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than two-thirds of our outstanding units, excluding units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of a majority of our outstanding units, excluding those held by our withdrawing general partner and its affiliates.

         Our partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist, the subordination period will end, any outstanding additional partnership interests will be redeemable at Enron's option and Enron's obligation to support distributions on common units will terminate.

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

         Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows: (i) first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and (ii) then, to all partners in accordance with the positive balance in the respective capital accounts. Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause loss to the partners, our general partner may distribute assets to partners in kind.

CHANGE OF MANAGEMENT PROVISIONS

         Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change management.

LIMITED CALL RIGHT

         If at any time our general partner and its affiliates own 80% or more of the issued and outstanding limited partner interests of any class, our general partner will have the right to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests would be selected by our general partner on at least 10 but not more than 60 days' notice. The purchase price in the event of a purchase under these provisions would be the greater of (i) the current market price (as defined in our partnership agreement) of the limited partner interests of the class as of the date five days prior to the mailing of written notice of its election to purchase the units and (ii) the highest cash price paid by our general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date our general partner mails notice of its election to purchase the units.

INDEMNIFICATION

         Under our partnership agreement, in most circumstances, we will indemnify our general partner, its affiliates and their officers and directors to the fullest extent permitted by law, from and against all losses, claims or damages any of them may suffer by reason of their status as general partner, officer or director, as long as the person seeking indemnity acted in good faith and in a manner believed to be in or not opposed to our best interest. Any indemnification under these provisions will only be out of our assets. Our general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

REGISTRATION RIGHTS

         Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

                               TAX CONSIDERATIONS

         This section is a summary of all the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of our counsel, Vinson & Elkins L.L.P., insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

         No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we recommend that each prospective unitholder consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

         All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations made by us.

         No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the units and the prices at which units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

         For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

                  (1) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales");

                  (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "-- Disposition of Units -- Allocations Between Transferors and Transferees"); and

                  (3) whether our method for depreciating Section 743 adjustments is sustainable (please read "-- Tax Consequences of Unit Ownership -- Section 754 Election").

PARTNERSHIP STATUS

         A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

         No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating partnership as partnerships for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Code. Instead, we will rely on the opinion of counsel that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we and the operating partnership will be classified as a partnership for federal income tax purposes.

         Treasury Regulations pertaining to the classification of entities such as us as partnerships or corporations for federal income tax purposes were significantly revised effective January 1, 1997. Pursuant to these revised Treasury Regulations, known as the "check-the-box" regulations, entities organized as limited partnerships under domestic partnership statutes are treated as partnerships for federal income tax purposes unless they elect to be treated as corporations. Domestic limited partnerships in existence prior to 1997 and classified as partnerships as of December 31, 1996, under the prior Treasury Regulations would continue to be classified as partnerships after 1996 unless they formally elected another form of classification under the "check the box" regulations. Neither we nor our operating partnerships have filed an election to be treated as a corporation under the "check-the-box" regulations, and Vinson & Elkins L.L.P. has rendered its opinion that we and our operating partnerships were treated as partnerships on December 31, 1996, under the prior Treasury Regulations and continue to be so treated.

         In rendering its opinion that we and our operating partnerships were treated as partnerships for federal income tax purposes as of December 31, 1996, Vinson & Elkins L.L.P. relied on the following factual representations that the general partner made about us and our operating partnerships with respect to periods prior to 1997:

         o Each such partnership operated and will continue to operate in accordance with applicable state partnership statutes, the partnership agreements and the statements and representations made in this prospectus.

         o Except as otherwise required by Section 704(c) of the Internal Revenue Code, the general partner of each partnership had at least a 1% interest in each material item of income, gain, loss, deduction and credit of its respective partnership.

         o For each taxable year, more than 90% our gross income was from sources that, in our counsel's opinion, generate "qualifying income" within the meaning of Section 7704 of the Internal Revenue Code.

         In rendering its opinion that we and our operating partnerships have been and will continue to be treated as partnerships for federal income tax purposes after 1996, Vinson & Elkins L.L.P. has relied on the following factual representations that the general partner made about us and our operating partnerships with respect to periods after 1996:

         o Neither we nor the operating partnership will elect to be treated as a corporation; and

         o For each taxable year, more than 90% of our gross income will be income from sources that, in our counsel's opinion, generate "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

         Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation and marketing of any mineral or natural resource. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Vinson & Elkins is of the opinion that at least 90% of our current gross income constitutes qualifying income.

         If we fail to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

         If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

         The discussion below is based on the conclusion that we and our operating partnerships will be treated as partnerships for federal income tax purposes.

LIMITED PARTNER STATUS

         Unitholders who have become limited partners of EOTT Energy Partners, L.P. will be treated as partners in EOTT Energy Partners, L.P. for federal income tax purposes. Also:

                  (a) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

                  (b) unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners in EOTT Energy Partners, L.P. for federal income tax purposes. As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

         A beneficial owner of units that have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales."

         Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. We strongly recommend that these holders consult their own tax advisors with respect to their status as partners in EOTT Energy Partners, L.P. for federal income tax purposes.

TAX CONSEQUENCES OF UNIT OWNERSHIP

         Flow-through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year.

         Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under "-- Disposition of Units" below.

         Any reduction in a unitholder's share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "-- Limitations on Deductibility of Losses." A decrease in a unitholder's percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash.

         A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

         Basis of Units. A unitholder's initial tax basis for his units will be the amount he paid for the units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "-- Disposition of Common Units -- Recognition of Gain or Loss."

         Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

         In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

         The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

         A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

         Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income from a publicly-traded partnership constitutes investment income for purposes of the limitations on the deductibility of investment interest. In addition, the unitholder's share of our portfolio income will be treated as investment income.

         Investment interest expense includes:

         o interest on indebtedness properly allocable to property held for investment;

         o     our interest expense attributed to portfolio income; and

         o the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit.

         Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

         Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

         Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our general partner and its affiliates, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder purchasing common units in an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

         An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity", will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including his relative contributions to us, the interests of all the partners in profits and losses, the interest of all the partners in cash flow and other nonliquidating distributions and rights of all the partners to distributions of capital upon liquidation.

         Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "-- Tax Consequences of Unit Ownership -- Section 754 Election" and "-- Disposition of Units -- Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

         Treatment of Short Sales. A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

         - any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

         - any cash distributions received by the unitholder as to those units would be fully taxable; and

         - all of these distributions would appear to be ordinary income.

         Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where units are loaned to a short seller to cover a short sale of units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "-- Disposition of Units -- Recognition of Gain or Loss."

         Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

         Tax Rates. In general the highest marginal United States federal income tax rate for individuals for 2001 is 38.6% and the maximum United States federal income tax rate for net capital gains of an individual for 2001 is 20% if the asset disposed of was held for more than 12 months at the time of disposition.

         Section 754 Election. We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

         Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we may adopt), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under
Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "-- Tax Treatment of Operations -- Uniformity of Units."

         Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "-- Tax Treatment of Operations -- Uniformity of Units."

         A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

         The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

TREATMENT OF OPERATIONS

         Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "-- Disposition of Units -- Allocations Between Transferors and Transferees."

         Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering of units will be borne by our general partner and its affiliates. Please read "-- Allocation of Income, Gain, Loss and Deduction."

         To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

         If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all, of those deductions as ordinary income upon a sale of his interest in us. Please read "-- Tax Consequences of Unit Ownership -- Allocation of Income, Gain, Loss and Deduction" and "-- Disposition of Units -- Recognition of Gain or Loss."

         The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as a syndication cost.

         Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

DISPOSITION OF UNITS

         Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

         Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder's tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder's tax basis in that unit, even if the price received is less than his original cost.

         Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may be used to offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

         The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury regulations allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the final regulations.

         Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

         o        a short sale;

         o        an offsetting notional principal contract; or

         o a futures or forward contract with respect to the partnership interest or substantially identical property.

         Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

         Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

         The use of this method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders to conform to a method permitted under future Treasury Regulations.

         A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

         Notification Requirements. A unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

         Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

UNIFORMITY OF UNITS

         Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "-- Tax Consequences of Unit Ownership -- Section 754 Election."

         We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). Please read "-- Tax Consequences of Unit Ownership -- Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury regulations. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "-- Disposition of Units -- Recognition of Gain or Loss."

TAX-EXEMPT ORGANIZATIONS AND OTHER INVESTORS

         Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

         Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

         A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

         Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. And, under rules applicable to publicly traded partnerships, we will withhold (currently at the rate of 39.6%) on cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes.

         In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

         Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

ADMINISTRATIVE MATTERS

         Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

         The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

         Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names our general partner as our Tax Matters Partner.

         The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

         A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

         Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

                  (a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

                  (b) whether the beneficial owner is

                           (1) a person that is not a United States person,

                           (2) a foreign government, an international
                  organization or any wholly owned agency or instrumentality of either of the foregoing, or

                           (3) a tax-exempt entity;

                  (c) the amount and description of units held, acquired or transferred for the beneficial owner; and

                  (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

         Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

         Registration as a Tax Shelter. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Internal Revenue Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, our general partner, as our principal organizer, has registered us as a tax shelter with the Secretary of Treasury because of the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. Our tax shelter registration number is 94130000154.

ISSUANCE OF THIS REGISTRATION NUMBER DOES NOT INDICATE THAT INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

         We must supply our tax shelter registration number to unitholders, and a unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

         Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

         A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

                  (1) for which there is, or was, "substantial authority," or

                  (2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

         More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

         A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

         In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "-- Tax Consequences of Unit Ownership -- Entity-Level Collections."

         It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, we strongly recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P has not rendered an opinion on the state or local tax consequences of an investment in us.

                               OFFERING UNITHOLDER

         As of August 1, 2001, Koch Petroleum Group, L.P., a Delaware limited partnership and the selling unitholder under this prospectus, owned 2,000,000 of our subordinated units, all of which are being registered for sale in this offering.

         On September 6, 2001, we entered into a recapitalization agreement with Koch, Enron and our general partner pursuant to which Koch, Enron and our general partner agreed to the terms of an amendment to our partnership agreement. If that amendment is approved by our unitholders, it will result in, among other things, the conversion of the 2,000,000 subordinated units owned by Koch into 900,000 common units. Simultaneously with that conversion, we will grant to Koch an option to purchase 1,100,000 of our common units. The conversion will occur, and the option will be granted, only if the unitholders approve the proposed amendment to the partnership agreement at the special meeting of our unitholders which is to occur in late 2001.

         Prior to approval of the proposed amendment to our partnership agreement or if the amendment is not approved, Koch may sell, from time to time, all 2,000,000 subordinated units or, if the subordinated units are converted into common units on a one-to-one basis as provided in our partnership agreement, all 2,000,000 common units underlying the subordinated units. Alternatively, if our unitholders approve the amendment to our partnership agreement and Koch receives common units upon conversion of its subordinated units as well as the option to purchase common units, Koch may sell:

         o all of the common units issued to it upon conversion of the subordinated units;

         o        the option to purchase common units we will issue to Koch;

         o the common units underlying the option (if Koch exercises the option); or

         o        any combination of the foregoing.

Assuming Koch sells all of the equity interests being registered in this offering, Koch will no longer hold an equity interest in the partnership.

         We are obligated under the recapitalization agreement to file with the SEC the registration statement to which this prospectus is a part. Other than the matters covered by the recapitalization agreement, we do not have any material contracts or relationships with Koch other than a 15-year crude oil supply contract we entered into in December 1998 that obligates us to purchase crude oil from Koch at market based prices. This purchase commitment accounts for less than 25% of our lease crude oil volumes.

                              PLAN OF DISTRIBUTION

         The offering unitholder may sell the securities offered by this prospectus from time to time in one or more transactions on the New York Stock Exchange or any other exchange or quotation system on which our units may be listed or quoted, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The securities may be offered directly to or through underwriters or agents designated from time to time or to or through brokers or dealers, or through any combination of these methods of sale. The methods by which the offering unitholder may sell its securities also include:

         o a block trade (which may involve crosses) in which the broker or dealer will attempt to sell the units as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

         o secondary distributions in accordance with the rules of the New York Stock Exchange;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o        firm commitment or best efforts underwritings; and

         o        privately negotiated transactions.

         An underwriter, agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the offering unitholder or the purchasers of the units for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an exchange on which our units are traded may be engaged to act as the offering unitholder's agent in the sale of units.

         Any person who may be deemed to be an "underwriter" within the meaning of the Securities Act will be named in a prospectus supplement, and any underwriting discounts, commissions or fees received by such persons may be deemed to be underwriting commissions or discounts under the Securities Act.

         Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their business.

         We have agreed to indemnify the offering unitholder against certain liabilities that it may incur in connection with the sale of the securities registered under this prospectus, including liabilities arising under the Securities Act. Agents, underwriters, brokers and dealers may be entitled under agreements entered into by the offering unitholder or us to indemnification against certain civil liabilities, including liabilities under the Securities Act.

         We cannot assure you that the offering unitholder will sell any or all of the securities offered by this prospectus.

                                  LEGAL MATTERS

         Vinson & Elkins L.L.P. will pass upon the validity of the securities offered in this prospectus and the material federal income tax considerations regarding the securities. The underwriters' own legal counsel will advise them about other issues relating to any offering.

                                     EXPERTS

         The audited financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

--------------------------------------------------------------------------------





                                     [LOGO]





                          2,000,000 SUBORDINATED UNITS

                    OPTION TO ACQUIRE 1,100,000 COMMON UNITS









                               ------------------
                                   PROSPECTUS
                               ------------------





--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         We will incur the following expenses in connection with the issuance and distribution of the securities registered. Except for the SEC registration fee, all amounts shown are estimates.

SEC registration fee ..............................................   $     10,206.88
Legal fees and expenses ...........................................   $      *
                                                                      ---------------
Accounting fees and expenses ......................................   $      *
                                                                      ---------------
Miscellaneous .....................................................   $      *
                                                                      ---------------
     Total ........................................................   $      *
                                                                      ---------------

----------------
* To be filed by amendment

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         The partnership agreement provides that EOTT Energy Partners, L.P. (the "Partnership") will indemnify our general partner, any Departing Partner and any Person who is or was an officer or director of our general partner or any Departing Partner, any person who is or was an affiliate of our general partner or any Departing Partner, any Person who is or was an employee, partner, agent or trustee of our general partner or any Departing Partner or any affiliate of our general partner or any Departing Partner or any Person who is or was serving at the request of our general partner or any affiliate of our general partner or any Departing Partner as an officer, director, employee, partner, agent or trustee of another person ("Indemnitees"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several) expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved or is threatened to be involved, as a party or otherwise, by reason of its status as (i) our general partner, Departing Partner or affiliate of either,
(ii) an officer, director, employee, partner, agent or trustee of our general partner, Departing Partner or affiliate of either or (iii) a person serving at the request of the Partnership in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee believed to be in or not opposed to the best interest of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Partnership and our general partner shall not be personally liable for or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse our general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such person in connection with the Partnership's activities, whether or not the Partnership would have the power to indemnify such person against such liabilities under the provisions described above. Capitalized terms used in this Item 15 without definition shall have the meaning assigned to such terms in the Partnership's partnership agreement.

ITEM 16. EXHIBITS.

         **1.1    Form of Underwriting Agreement

         ***4.1 Partnership Agreement of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 to Registration Statement, File No. 33-73984)

         ***4.2 Amendment No. 1 dated as of August 8, 1995, to the Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 3.2 to Annual Report on Form 10-K for the Year Ended December 31,
                  1995)

         ***4.3 Amendment No. 2 dated as of July 16, 1996, to the Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 3.3 to Quarterly Report on Form 10-Q for the Quarter Ended June 30,
                  1996)

         ***4.4 Amendment No. 3 dated as of February 13, 1997, to the Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 3.4 to Annual Report on Form 10-K for the Year Ended December 31,
                  1996)

         ***4.5 Amendment No. 4 dated as of November 30, 1998, to the Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 3.5 to Annual Report on Form 10-K for the Year Ended December 31,
                  1998)

         ***4.6 Amendment No. 5 dated as of December 7, 1998, to the Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 3.6 to Annual Report on Form 10-K for the Year Ended December 31,
                  1998)

         ***4.7 Amendment No. 6 dated as of September 16, 1999 to the Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K dated September 29, 1999)

         ***4.8 Amendment No. 7 dated as of August 29, 2001 to the Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 4.12 to Registration Statement of Form S-3, File No. 333-70416 dated September 28, 2001)

         **5      Opinion of Vinson & Elkins L.L.P. as to legality of securities

         **8      Tax opinion of Vinson & Elkins L.L.P.

         *23.1    Consent of Arthur Andersen LLP

         *23.2    Consent of Arthur Andersen LLP

         **23.3   Consent of Vinson & Elkins L.L.P. (included in Exhibits 5 and
                  8)

         *24 Power of Attorney (included on signature pages of this registration statement)

---------
*        Filed herewith.
** To be filed either by amendment or as an exhibit to a report filed under the Exchange Act and incorporated by reference herein.
***      Previously filed.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Partnership's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 27th day of September, 2001.

                   EOTT Energy Partners, L.P.
                   (A Delaware Limited Partnership)

                   By:  EOTT Energy Corp.
                   Its:  General Partner

                          By: /s/ Dana R. Gibbs
                             ---------------------------------------------------
                          Name: Dana R. Gibbs
                               -------------------------------------------------
                          Title: President, Chief Operating Officer and Director
                                 -----------------------------------------------

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dana R. Gibbs, Lawrence Clayton and Lori
L. Maddox, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

EOTT ENERGY CORP., as general partner of EOTT ENERGY PARTNERS, L.P.

                     Signature                                         Title                             Date
                     ---------                                         -----                             ----
         /s/      STANLEY C. HORTON                           Chief Executive Officer,            September 27, 2001
------------------------------------                     Chairman of the Board and Director
                 Stanley C. Horton

         /s/      DANA R. GIBBS                          President, Chief Operating Officer       September 27, 2001
------------------------------------                                and Director
                   Dana R. Gibbs

         /s/      LAWRENCE CLAYTON                           Senior Vice President and            September 27, 2001
------------------------------------                          Chief Financial Officer
                 Lawrence Clayton

         /s/      LORI L. MADDOX                           Vice President and Controller          September 27, 2001
------------------------------------                         (Chief Accounting Officer)
                  Lori L. Maddox

         /s/      EDWARD O. GAYLORD                                   Director                    September 27, 2001
------------------------------------
                 Edward O. Gaylord

         /s/      DEE S. OSBORNE                                      Director                    September 27, 2001
------------------------------------
                  Dee S. Osborne

                                                                      Director
------------------------------------
                 Daniel P. Whitty

         /s/       JOHN H. DUNCAN                                     Director                    September 28, 2001
------------------------------------
                  John H. Duncan

         /s/      RODERICK HAYSLETT                                   Director                    September 27, 2001
------------------------------------
                 Roderick Hayslett

                                  EXHIBIT INDEX

        EXHIBIT
        NUMBER    DESCRIPTION
        -------   -----------
         **1.1    Form of Underwriting Agreement

         ***4.1   Partnership Agreement of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 to Registration Statement, File No. 33-73984)

         ***4.2   Amendment No. 1 dated as of August 8, 1995, to the Amended and Restated Agreement of Limited
                  Partnership of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 3.2 to Annual
                  Report on Form 10-K for the Year Ended December 31, 1995)

         ***4.3   Amendment No. 2 dated as of July 16, 1996, to the Amended and Restated Agreement of Limited
                  Partnership of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 3.3 to
                  Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1996)

         ***4.4   Amendment No. 3 dated as of February 13, 1997, to the Amended and Restated Agreement of Limited
                  Partnership of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 3.4 to Annual
                  Report on Form 10-K for the Year Ended December 31, 1996)

         ***4.5   Amendment No. 4 dated as of November 30, 1998, to the Amended and Restated Agreement of Limited
                  Partnership of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 3.5 to Annual
                  Report on Form 10-K for the Year Ended December 31, 1998)

         ***4.6   Amendment No. 5 dated as of December 7, 1998, to the Amended and Restated Agreement of Limited
                  Partnership of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 3.6 to Annual
                  Report on Form 10-K for the Year Ended December 31, 1998)

         ***4.7   Amendment No. 6 dated as of September 16, 1999 to the Amended and Restated Agreement of Limited
                  Partnership of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 to Current
                  Report on Form 8-K dated September 29, 1999)

         ***4.8   Amendment No. 7 dated as of August 29, 2001 to the Amended and Restated Agreement of Limited
                  Partnership of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 4.12 to
                  Registration Statement on Form S-3, File No. 333-70416 dated September 28, 2001)

         **5      Opinion of Vinson & Elkins L.L.P. as to legality of securities

         **8      Tax opinion of Vinson & Elkins L.L.P.

         *23.1    Consent of Arthur Andersen LLP

         *23.2    Consent of Arthur Andersen LLP

         **23.3   Consent of Vinson & Elkins L.L.P. (included in Exhibits 5 and 8)

         *24      Power of Attorney (included on signature pages of this registration statement)

---------
*        Filed herewith.
** To be filed either by amendment or as an exhibit to a report filed under the Exchange Act and incorporated by reference herein.
***      Previously filed.